Exhibit 10.1

OAK TREE
MEDICAL SYSTEMS, INC.
163-03 HORACE HARDING EXPRESSWAY, FLUSHING, NY 11365
TEL: (718) 460-8400
TEL: (718) 961-6352
FAX: (718) 961-8905


                              SETTLEMENT AGREEMENT

This Settlement Agreement ("Agreement") is made this 3rd day of September, 1997, by and between

Oak Tree Medical Systems, Inc. and its various subsidiaries, directors and officers (hereafter collectively referred to as "Oak Tree") and William Kedersha ("Kedersha"), all such parties collectively referred to as the "Parties".

                                   WITNESSETH

WHEREAS, Kedersha served as Chief Executive Officer of Oak Tree for the period of time from October, 1996 through April 30, 1997; and

WHERE AS, Kedersha entered into an Employment Agreement with Oak Tree dated December, 1996 ("Employment Agreement"). Such Employment Agreement finalized the terms of the employment relationship between Kedersha as Oak Tree's Chief Executive Officer and Oak Tree as employer; and

WHEREAS, Kedersha claims that monies and other property are due him from Oak Tree, under the terms of the Employment Agreement; and

WHEREAS, Oak Tree denies that it is in any way indebted to Kedersha; and

WHEREAS, Oak Tree and Kedersha desire to resolve certain of their differences without resort to litigation;

NOW THEREFORE, in consideration of the mutual covenants, agreements and promises contained herein and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows, upon the advice and assistance of their respective counsel:

1. Oak Tree and their respective directors, officers, heirs, successors and assigns hereby release, remit and forever discharge William Kedersha from and against any claims, demands, causes of action, suits and liabilities whatever, whether claimed or known, that any of them has or might hereafter assert for or on account of any act, event, matter, debt or obligation arising or occurring prior to the date of this Agreement and relating in any way to William Kedersha personally, as a shareholder, as an officer, Chief Executive Officer or director of Oak Tree.

2. Oak Tree and their respective directors, heirs, successors and assigns hereby indemnify Kedersha and hold Kedersha harmless from and against any losses, judgments, or expenses and costs, including those of legal counsel incurred for Kedersha's defense or other representation, that might hereafter be incurred, entered against or sustained by Kedersha as a result of any legal matters or action being filed or a finding by a Court of competent jurisdiction or any voluntary stipulation by Oak Tree or Kedersha that Kedersha is indebted to Oak Tree or is or may be liable to Oak Tree or any others for any acts or omissions occurring while Kedersha had any relationship with Oak Tree, its officers, directors, employees, shareholders or others whatsoever. This provision shall not apply to criminal acts committed by Kedersha.

3. Kedersha and his respective heirs, successors and assigns hereby release, remit and forever discharge Oak Tree, its directors and officers from and against any claims, demands, causes of action, suits and liabilities whatever, whether claimed or known, that any of them has or might hereafter assert for or on account of any act, event, matter, debt or obligation arising or occurring prior to the date of this Agreement and relating in any way to Oak Tree and its obligations to him as a result of his relationship with Oak Tree while acting as an officer, Chief Executive Officer or director of Oak Tree.

4. a) Kedersha hereby covenants, warrants and represents that he will not, within a twenty (20) mile radius of any existing or previously owned Oak Tree facility and for a period of one (1) year from the date of this Agreement, directly or indirectly own, manage, operate, finance or participate in the ownership, management, operation or financing of any physical therapy facility. Such radial measurement shall also include such sites as are presently being researched or considered for acquisition or management by Oak Tree. Oak Tree will provide Kedersha, at the time of execution of this Agreement, a list of the sites referred to herein.

      b) For the term of this provision, Kedersha will not disclose or refer to any third parties, act as agent or broker, or personally develop or utilize any business opportunity or confidential information which he learned of or which came to him while acting as or in relation to his position as Chief Executive Officer or director of Oak Tree, including those business acquisition opportunities which Oak Tree may or may not have finalized, considered or is presently considering. If however, Oak Tree has terminated negotiations with potential future or previous targets of acquisition or management, Kedersha may freely approach such parties after six (6) months has lapsed from Oak Tree's termination of negotiations.

      c) The provisions of this fourth paragraph, except as stated herein, shall not apply to any relationship Kedersha may have had or has with either Steve Gelles, Michael Cantor, or Dr. Jose Colon. Kedersha may not, however, compete in any way with Oak Tree within a twenty (20) mile radius for one (1) year, as stated previously in paragraph 4. a).

      d) All the provisions of this fourth paragraph shall be immediately null and void if Oak Tree fails to satisfy all the terms of this Agreement. In the event that Oak Tree fails to adhere to all the terms of this Agreement, it is understood that this Agreement will not prevent Kedersha from seeking any legal remedy that he may have had under his employment contract prior to the signing of this Agreement

5. The Employment Agreement shall henceforth be considered to be null and void, except as noted otherwise in this agreement and in the event, Oak Tree defaults in any of the provisions of this Agreement.

6. All unpaid past due Oak Tree related business expenses placed on the Kedersha Oak Tree Corporate American Express account shall be paid by Kedersha. If the unpaid balance of this American Express exceeds $10,000, Oak Tree will immediately reimburse Kedersha in the amount that exceeds $10,000. Kedersha will also accept full financial responsibility for the corporate vehicle (1997 Range Rover) presently being leased through BMW.

7. Kedersha will return any Oak Tree business records (if any) in his possession at the time of the signing of this Agreement. In the event Kedersha has knowledge that any such assets are actually in the possession or control of Oak Tree or others, Kedersha shall cooperate with Oak Tree in identifying and locating such assets. This provision shall survive the execution and Release provisions of this Agreement. After Kedersha has received his stock and after the balance of the shares are delivered to Frederick C. Veit, Esq., Kedersha shall return the corporate lap top computer and any related software.

8. Kedersha shall be issued 22,500, unrestricted shares, of Oak Tree Medical Systems, Inc. common stock within a 14 day period from the signing of this agreement. Kedersha will be given 7,500 shares within 14 days of the signing of this document. Kedersha agrees not to sell more than 5,000 shares during the month September and no more than 2.500 shares during the month of October. The balance of the shares will be delivered Frederick Veit, Esq. within 14 days following the signing of this agreement. He will release a minimum of 1,500 shares per month thereafter on the 15th of each month, beginning October 15st, 1997. Kedersha may sell all, part or none of the shares immediately upon receipt or thereafter. Kedersha may sell, in any subsequent month after October 15th, 1997, any or all shares he has previously received.

9. The Parties hereto warrant and represent that they are duly authorized to execute this Agreement. The Parties further warrant and represent that each person signing the Agreement in a representative capacity is also duly authorized to execute the Agreement on behalf of their respective principals.

10. This Agreement sets forth in its entirety the understanding of the Parties as it relates to the subject matter hereof, and there exists among the Parties no agreements, understandings, representations, warranties, inducements or consideration except as recited herein. The Agreement may not be amended or modified in whole or in part except in a writing duly executed by the Parties.

11. Neither the fact of this Agreement nor of any of its specific terms shall constitute or be deemed an admission or acknowledgment of any kind, except as and to the extent necessary to prove and enforce the terms hereof.

12. This Agreement shall be binding upon the Parties hereto and upon their respective heirs, successors and assigns.

13. This Agreement may be executed in one or more counterparts and by different parties on separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Actions to enforce this Agreement or otherwise arising from or concerning this Agreement shall be brought in Queens County, New York. For purposes of any such action, the Parties hereby consent to the jurisdiction of the New York Courts and waive any venue objection(s) that they might otherwise assert.

15. This Agreement shall become effective as of the date first indicated above.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.


By: /s/ GARY DANZIGER                           By: /s/ FRED SINGER
   ---------------------------------------          ---------------------
   Gary Danziger, Chief Operating Officer       Fred Singer, Board Member
   and Board Member
                                                Oak Tree Medical Systems, Inc.
   Oak Tree Medical Systems, Inc.
   and its subsidiaries
                                                By: /s/ WILLIAM KEDERSHA
                                                    --------------------
                                                    William Kedersha

By: /s/ HENRY DUBBIN
    ---------------------------------------
   Henry Dubbin, President and Board Member
   Oak Tree Medical Systems, Inc.
   and its subsidiaries